As filed with the Securities and Exchange Commission on October 17, 2005.

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

HUDSON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)
New York	13-3641539
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

275 North Middletown Road, Pearl River New York	10965
(Address of principal executive offices)	(Zip Code)

Hudson Technologies, Inc. 2004 Stock Incentive Plan

(Full title of the plan)

Brian Coleman, President
Hudson Technologies, Inc.

275 North Middletown Road

_________ Pearl River, New York 10965__________

(Name and address of agent for service)

(845) 735-6000

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman, Esq.

Ethan Seer, Esq.

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $.01 par value per share	2,500,000	$ 2.02	$5,050,000	$594.39

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the stock options or other stock-based awards granted or to be granted by the Registrant under its 2004 Stock Incentive Plan.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon (a) as to the 412,500 shares of common stock issuable upon exercise of options previously granted under the Registrant's 2004 Stock Incentive Plan upon the prices at which such options may be exercised, (b) as to the remaining 2,087,500 shares issuable upon exercise of options or other stock-based awards reserved for issuance under the Registrant's 2004 Stock Incentive Plan, on the basis of the average of the high and low prices for the common stock as quoted on Nasdaq on October 10, 2005.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee
Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement:

1.	Annual Report on Form 10-KSB quarterly for the year ended December 31, 2004;

2.	Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005;

3.	Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005;

4.	Current Report on Form 8-K filed with the SEC on January 21, 2005;

5.	Current Report on Form 8-K filed with the SEC on April 29, 2005;

6.	Current Report on Form 8-K filed with the SEC on May 16, 2005; and

7.

The description of the Registrant's common stock contained in its Registration Statement on Form 8-A, together with any amendment or report filed by the Registrant with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

The New York Business Corporation Law (Sections 721 through 726) permits a corporation to indemnify any of its directors and officers for acts performed in their capacities, subject to certain conditions. Paragraph 3 of the Certificate of Incorporation of the Registrant provides that a director shall not be liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Section 719 of the Business Corporation Law. Paragraph 17 of Article III of the Registrant's By-laws provide for indemnification of directors and officers to the fullest extent permitted by the New York Business Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this
Registration Statement)

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933,

each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pearl River, New York, on this 17th day of October 2005.

HUDSON TECHNOLOGIES, INC.

By: /s/ Kevin J. Zugibe

Kevin J. Zugibe

Chairman of the Board and Chief Executive Officer

Each person whose signature appears below authorizes each of Kevin J. Zugibe and Brian Coleman, or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature	Title	Date

/s/ Kevin J. Zugibe Kevin J. Zugibe	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 17, 2005

/s/ James R. Buscemi James R. Buscemi	Chief Financial Officer (Principal Financial and Accounting Officer)	October 17, 2005

/s/ Vincent P. Abbatecola Vincent P. Abbatecola	Director	October 17, 2005

/s Robert L. Burr Robert L. Burr	Director	October 17, 2005

/s/ Dominic J. Monetta Dominic J. Monetta	Director	October 17, 2005

/s/ Otto C. Morch Otto C. Morch	Director	October 17, 2005

/s/ Harry C. Schell Harry C. Schell	Director	October 17, 2005

/s/ Robert M. Zech Robert M. Zech	Director	October 17, 2005

[Letterhead of Blank Rome LLP]

October 17, 2005
Hudson Technologies, Inc.
275 North Middletown Road
Pearl River, NY 10965

Re: Hudson Technologies. - Registration Statement on Form S-8

Gentlemen:

You have requested our opinion with respect to the offer and sale by you, Hudson Technologies, Inc., a New York corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of up to 2,500,000 shares (the "Shares") of common stock, $.01 par value per share, of the Company, issuable upon exercise of stock options or upon the grant of other stock-based awards (collectively, the "Plan Awards") granted and eligible for grant under the Company's 2004 Stock Incentive Plan.

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuine-ness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized and when sold, paid for and issued as contemplated by the Registration Statement and the Plan Awards, will be duly and validly issued and fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel under "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP

[LETTERHEAD OF BDO SEIDMAN, LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hudson Technologies, Inc.

Pearl River, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hudson Technologies, Inc. of our report dated February 18, 2005, relating to the consolidated financial statements, which appears in the Company's Annual Report on Form 10-K SB for the year ended December 31, 2004.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Valhalla, New York

October 14 , 2005